Exhibit 13

IMAGE ENTERTAINMENT, INC.

STOCKHOLDERS’ AGREEMENT

APRIL 14, 2010

TABLE OF CONTENTS

TO STOCKHOLDERS’ AGREEMENT

STOCKHOLDERS’ AGREEMENT

This Stockholders’ Agreement (the “Agreement”) is made as of April 14. 2010, among Image Entertainment, Inc., a Delaware corporation (the “Company”), and the stockholders listed on Exhibit A hereto (individually a “Stockholder” and collectively the “Stockholders”).

RECITALS

WHEREAS, certain Stockholders affiliated with JH Partners, LLC (the “JH Stockholders”) purchased shares of the Company’s Series B Preferred Stock and Series C Preferred Stock pursuant to a Securities Purchase Agreement dated as of December 21, 2010, as amended, as set forth opposite their respective names on Exhibit A hereto;

WHEREAS, certain other Stockholders (the “Management Stockholders”) are purchasing shares of the Company’s Series B Preferred Stock and Series C Preferred Stock from the JH Stockholders pursuant to Stock Purchase Agreements dated as of the date hereof, as set forth opposite their respective names in Exhibit A hereto; and

WHEREAS, each of the Stockholders desires to enter into this Agreement for the purpose of regulating certain relationships of the Stockholders with regard to the Company and on the Shares owned by the Stockholders.

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

The parties agree as follows:

1.     Definitions.  As used in this Agreement, the following terms have the following respective meanings:

“Affiliate” shall mean, with respect to any specified Person, any other Person which, directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Board” means the board of directors of the Company.

“Call Securities” shall mean all Shares and all of the vested Options owned by the members of the Call Group on the date of a Call Event.

“Cause” shall have the meaning as set forth below, except with respect to any Management Stockholder who is, or previously was, employed by the Company or one of its subsidiaries or who is, or previously was, serving as a consultant to the Company or one of its subsidiaries pursuant to a written employment agreement or consulting agreement between the Company and/or one of its subsidiaries and such Management Stockholder in which there is a definition of “Cause,” in which event the definition of “Cause” as set forth in the currently effective or most recently effective employment agreement or consulting agreement shall be deemed to be the definition of “Cause” herein solely for such Management Stockholder.

In all other events, “Cause” means the occurrence of any of the following:  (i) the Management Stockholder’s admission or conviction of a felony or of any crime involving moral turpitude, dishonesty, fraud, embezzlement, theft or misrepresentation, (ii) gross neglect or gross misconduct by the Management Stockholder in connection with the performance of the Management Stockholder’s duties, (iii) a material breach by the Management Stockholder of his Proprietary Information Agreement or of the Company’s policies, rules and regulations, or (iv) willful engagement in any other conduct that involves a material breach of fiduciary obligation on the part of the Management Stockholder as an officer or member of the Board, or that could reasonably be expected to have a material adverse effect upon the business interests or reputation of the Company or any of its Affiliates, subject in the case of items (ii) through (iv) (but not item (i)) to notice and an opportunity to cure.  The Company shall give written notice to the Management Stockholder if it believes events have occurred constituting Cause within the meaning of items (ii) through (iv), setting forth in reasonable detail the grounds for its belief.  The Management Stockholder shall have five business days after notice to explain and/or remedy the situation, and Cause shall not exist until such period has expired and the circumstances have not been explained or remedied to the Company’s reasonable satisfaction.

“Commission” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Common Stock” means the Company’s common stock, $0.0001 par value per share.

“Disability” shall mean permanent disability within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended, except with respect to any Management Stockholder who is, or previously was, employed by the Company or one of its subsidiaries or who is, or previously was, serving as a consultant to the Company or one of its subsidiaries pursuant to a written employment agreement (or consulting agreement) between the Company and/or one of its subsidiaries and such Management Stockholder in which there is a definition of “Disability,” in which event the definition of “Disability” as set forth in the currently effective or most recently effective employment agreement or consulting agreement shall be deemed to be the definition of “Disability” herein solely for such Management Stockholder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar successor federal statute, and the rules and regulations thereunder, all as the same shall be in effect from time to time.

“Fair Market Value” means, as of any date, the value of Shares determined as follows:

(i)            If shares of the same class are listed on any established stock exchange, including without limitation The Nasdaq Global Select Market, The Nasdaq Global Market or The Nasdaq Capital Market, the Fair Market Value per Share shall be the closing sales price for shares of such class as quoted on such exchange for such date, or if no sale occurred on such date, the first market trading day immediately prior to such date during which a sale occurred, as reported in The Wall Street Journal or such other source as the Board deems reliable;

(ii)           If shares of the same class are not traded on a stock exchange but are quoted on a national market or other quotation system, the last sales price on such date, or if no sales occurred on such date, then on the date immediately prior to such date on which sales prices are reported, as reported in The Wall Street Journal or such other source as the Board deems reliable; or

(iii)          In the absence of an established market for shares of the same class, the Fair Market Value thereof shall be the fair market value per share of the applicable class of Shares as of the applicable date on the basis of a sale of such Shares in an arms length private sale between a willing buyer and a willing seller, neither acting under compulsion, as determined in good faith by the Board, without discounts for lack of control or marketability.

“Investment Price” shall mean an amount per Share equal to the price per Share paid for such Share at the time of initial purchase thereof (subject to appropriate adjustments for stock splits, recapitalizations and the like), which amount shall be zero in the case of shares of restricted stock awarded to a Management Stockholder without the requirement of the payment of a cash purchase price at the time of the award.

“JH Stockholders” shall mean JH Partners Evergreen Fund, LP, JH Investment Partners III, LP, and JH Investment Partners GP Fund III, LLC and their Permitted Transferees (as defined below).

“Options” shall mean options granted to certain Management Stockholders under the 2010 Equity Incentive Plan to purchase shares of the Company’s Common Stock.

“Person” shall mean any individual, partnership, corporation, association, limited liability company, trust, joint venture, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Plan” shall mean the 2010 Equity Incentive Award Plan to be adopted by the Company on or after the date hereof in substantially the form attached hereto as Exhibit B.

“Pro Rata Portion” means, with respect to each class of Shares, the ratio that (x) the sum of the number of Shares of such class held by a Stockholder, bears to (y) the sum of the total number of Shares of such class then outstanding.  In the case of the Shares convertible into Common Stock or Company securities exercisable into the Company’s Shares, the calculation of Pro Rata Portion shall be made assuming full exercise and/or conversion of all Company securities exercisable and/or convertible into the Company’s Shares of such class then outstanding, including those held by such Stockholder, in all cases on a non-cashless exercise basis.

“Rule 144” means Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Series B Preferred Stock” means the Company’s Series B cumulative preferred Stock, $0.0001 par value per share.

“Series C Preferred Stock” means the Company’s Series C junior participating preferred stock, $0.0001 par value per share.

“Shares” means the shares of the Company’s Series B Preferred Stock, Series C Preferred Stock and Common Stock held by the Stockholders.

2.     Restrictions on Transferability.

(a)           Each Stockholder agrees not to make any disposition of all or any portion of its Shares unless and until (i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement, or (ii) such Stockholder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and, if reasonably requested by the Company, such Stockholder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration under the Securities Act.  Notwithstanding the foregoing, no such registration statement or opinion of counsel shall be necessary for a transfer pursuant to Rule 144 or by a Stockholder which is (A) a partnership to its partners or retired partners in accordance with partnership interests, (B) a limited liability company to its members or former members in accordance with their interest in the limited liability company, (C) a corporation to its shareholders in accordance with their interests in the corporation, or (D) to the Stockholder’s family member or trust for the benefit of an individual Stockholder or such Stockholder’s family member, provided in all cases enumerated in clauses (A) — (D) that the transferee is subject to the terms of this Section 2 as if such transferee were an original Stockholder hereunder.  A transfer in any of the cases enumerated in clauses (A)-(D) shall be referred to herein as a “Permitted Transfer” and any recipient of such transfer shall be referred to herein as a “Permitted Transferee.”  Each Stockholder consents to the Company making a notation on its records and giving instructions to any transfer agent of the Shares in order to implement the restrictions on transfer established in this Section 2.

(b)           In the case of transfers of Shares pursuant to clause (a) above, the transferring Stockholders shall provide at least three (3) trading days prior notice of such proposed transfer to the Company and the other Stockholders.

(c)           Each certificate representing Shares shall be stamped or otherwise imprinted with legends substantially in the following forms (in addition to any legend required under applicable state securities laws or the Company’s charter documents):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  SUCH SHARES MAY NOT BE SOLD, TRANSFERRED, OR PLEDGED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SOLD PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION.”

“THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”

(d)           The Company shall promptly reissue unlegended certificates at the request of any Stockholder thereof if the Stockholder shall have obtained an opinion of counsel reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be disposed of without registration, qualification, or legend.

3.     Tag Along and Drag Along Rights.

3.1           Tag Along.  Except for Permitted Transfers or transfers pursuant to clause (i) of Section 2(a) or Rule 144, none of the Stockholders may transfer Shares (other than Shares received by such Stockholder pursuant to an equity incentive plan of the Company) to any other person or entity (a “Covered Transfer”) without complying with the terms and conditions set forth in this Section 3.1.

(a)           Any Stockholder when desiring to effect a Covered Transfer (a “Restricted Transferor”) shall give not less than thirty (30) days prior written notice of such intended Transfer to each other Stockholder.  Such notice (the “Participation Notice”) shall set forth the terms and conditions of such proposed Covered Transfer, including the name of the prospective transferee, the number and type of Shares proposed to be transferred (the “Participation Securities”) by the Restricted Transferor, the percentage of the total number of Shares of each class, which shall be deemed to be Common Stock in the case of Shares convertible into Common Stock and Common Stock issuable upon conversion or exercise of any outstanding securities (all of which shall be determined on a non-cashless exercise basis), held by the Restricted Transferor that the Participation Securities constitute (the “Tag Along Percentage”), the purchase price per share proposed to be paid therefor, the payment terms and type of transfer to be effectuated and the proposed time and place of closing.  Within twenty (20) days following the delivery of the Participation Notice by the Restricted Transferor to each other Stockholder, each such notified Stockholder desiring to participate in such proposed Covered

Transfer (each, a “Participating Offeree”) shall, by notice in writing to the Restricted Transferor and to the Company, have the opportunity and right to sell to the purchasers in such proposed Covered Transfer (upon the same terms and conditions as the Restricted Transferor) up to that number of Shares, subject to the last sentence of Section 3.1(c) below, as shall equal the product of (A) the Tag Along Percentage and (B) the number of Shares of each class proposed to be sold, including Shares issuable upon conversion or exercise of any outstanding securities, owned by such Participating Offeree.  The Restricted Transferor shall attempt to obtain inclusion in the proposed Covered Transfer of the entire number of Shares which the Restricted Transferor and the Participating Offerees desire to have included in the proposed Covered Transfer.  In the event the Restricted Transferor shall be unable to obtain the inclusion of such entire number of Shares in the proposed Covered Transfer, the number of Shares to be sold in the Covered Transfer by each Participating Offeree and the Restricted Transferor shall be determined in accordance with Section 3.1(d) below.  The terms and conditions of any sale pursuant to this Section 3.1 shall be the same as set forth in the Participation Notice, except as is provided in Section 3.1(e) below and except that the actual date of the closing of any proposed Covered Transfer may change.

(b)           At the closing of any proposed Covered Transfer in respect of which a Participation Notice has been delivered, the Restricted Transferor, together with all Participating Offerees, shall deliver to the proposed transferee certificates evidencing the Shares to be sold thereto duly endorsed with stock powers and shall receive in exchange therefor the consideration to be paid or delivered by the proposed transferee in respect of such Shares as described in the Participation Notice.

(c)           In the event that the Restricted Transferor under this Section 3.1 fails to complete the proposed Transfer within ninety (90) days from the date of the Participation Notice, in order to complete a Transfer after such ninety (90) day period, the Restricted Transferor must separately comply with this Section 3.1.

(d)           The acceptance of each Participating Offeree shall be irrevocable except as hereinafter provided, and each such Participating Offeree shall be bound and obligated to sell, on the same terms and conditions specified in the Participation Notice as the Restricted Transferor (subject to all of the provisions of this Agreement), such number of Shares as specified in such Participating Offeree’s written commitment; provided, however, that in the case of vested options for the purchase of Shares (for which the exercise price is less than the price per Share being paid in the Transfer), the holders of such securities shall have the opportunity to exercise such options (if then exercisable) and participate in such sale as holders of Shares.  In the event the Restricted Transferor shall be unable to obtain the inclusion in the sale of all Shares which the Restricted Transferor and each Participating Offeree desires to have included in the sale, the number of Shares to be sold in the sale by the Restricted Transferor and each Participating Offeree shall be reduced on a pro rata basis according to the proportion which the number of Shares (on a class-by-class basis) which each such party desires to have included in the sale bears to the total number of Shares desired by all such parties to have included in the sale.

(e)           In connection with any Covered Transfer, the Participating Offerees shall be obligated to become liable in respect of any representations, warranties,

covenants, indemnities or otherwise to the transferee solely to the extent provided in the immediately following sentence.  Each Participating Offeree agrees to execute and deliver such agreements as may be reasonably specified by the Restricted Transferor to which such Restricted Transferor will also be party, including, without limitation, agreements to (A) (1) make individual representations, warranties, covenants and other agreements as to the unencumbered title to its Shares and its power, authority and legal right to Transfer such Shares and the absence of any adverse claim with respect to such Shares and (2) be liable without limitation as to such representations, warranties, covenants and other agreements and (B) be liable (whether by purchase price adjustment, indemnity payments or otherwise) in respect of representations, warranties, covenants and agreements in respect of the Company and its subsidiaries; provided, however, that the aggregate amount of liability described in this clause (B) in connection with any Covered Transfer shall not exceed the lesser of (x) such Participating Offeree’s pro rata portion of any such liability, to be determined in accordance with such Participating Offeree’s portion of the total number of Shares (on a class-by-class basis) included in such Covered Transfer or (y) the proceeds to such Participating Offeree in connection with such Covered Transfer.

3.2           Drag Along.

(a)           If at any time the stockholders of the Company holding a majority of all then-outstanding shares of Common Stock plus the number of shares of Common Stock then issuable upon conversion of or exercise of outstanding securities (such stockholders being referred to herein as the “Drag Along Group”) elect to consummate, or cause the Company to consummate, any transaction whether by sale of stock, sale of assets, merger, recapitalization, reorganization or otherwise, pursuant to which one or more parties other than the Company, the Stockholders or any Affiliate of the foregoing (each a “Third Party”) shall own in excess of fifty percent (50%) of the common equity or assets of the Company on a fully diluted basis, in each case in a single transaction or series of related transactions (such transaction a “Company Sale”), then upon ten (10) business days written notice by the Drag Along Group to each other Stockholder, which notice shall set forth the terms and conditions of such proposed Company Sale or exchange, including the name of the prospective transferee, the number of Shares or securities convertible or exercisable into Shares proposed to be sold or exchanged by the Drag Along Group, if any, in the Company Sale, the percentage of Common Stock, including Common Stock issuable upon conversion or exercise of other securities, held by the Drag Along Group which are being sold in such Company Sale (the “Drag Along Percentage”), the consideration to be received by the Drag Along Group and the proposed time and place of closing (such notice being referred to as the “Sale Request”), each other Stockholder (each, a “Seller”), in the event the Company Sale is consummated, shall be obligated to consummate, consent to and raise no objection to the proposed Company Sale and take all other actions reasonably necessary or desirable to consummate the proposed Company Sale on the terms proposed by the Drag Along Group as set forth in the Sale Request.  Without limiting the generality of the foregoing, (i) if the Company Sale is structured as a merger, consolidation or sale of assets, each Seller will vote or cause to be voted all Shares that he, she or it holds or with respect to which he, she or it has the power to direct the voting and which he, she or it is entitled to vote on such proposed Company Sale in favor of such proposed Company Sale and will waive all appraisal and dissenters rights and hereby grants a proxy in favor of the Drag Along Group to vote the Seller’s Shares in accordance with this Section 3.2(a) and (ii) if the

Company Sale is structured as a sale or redemption of Shares, each Seller will agree to sell the Drag Along Percentage of its Shares on the same terms and conditions as the Drag Along Group.  Each proxy granted in the foregoing sentence is irrevocable, coupled with an interest and shall survive until the expiration of the provisions of this Section 3.2(a).  If required, each Seller shall deliver certificates for all of its Shares being transferred pursuant to this Section 3.2(a) at the closing of the proposed transfer, free and clear of all claims, liens and encumbrances.  The terms and conditions of any sale pursuant to this Section 3.2(a) shall be no less favorable than those set forth in the Sale Request and shall result in each holder receiving the same form and amount of consideration per share (on a class-by-class basis); provided, however, that in the case of any outstanding options to purchase Common Stock, the holders of such securities shall have the opportunity to either (i) exercise such options (if then exercisable) and participate in such sale as holders of Common Stock issuable upon such exercise, or (ii) upon the consummation of the sale, receive in exchange for such options the amount determined by multiplying (1) the same amount of consideration per share received by the stockholders for which the option is then exercisable less the exercise price or conversion price per share of such option by (2) the number of Shares of such class represented by such option.  If Shares of more than one class are sold, proceeds shall be allocated as if the Company were liquidated at a value equal to the enterprise value of the Company in the transaction covered by this Section 3.2(a).

(b)           Each Stockholder, whether in his capacity as a Seller, stockholder, officer or director of the Company, or otherwise, shall take or cause to be taken all such commercially reasonable actions in order expeditiously to consummate any Company Sale and any related transactions, including, without limitation, executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments as may be reasonably requested and otherwise cooperating with the Drag Along Group and any prospective buyer; provided, however, that Stockholders shall be obligated to become liable in respect of any representations, warranties, covenants, indemnities or otherwise to the Third Party solely to the extent provided in the immediately following sentence.  Each Stockholder agrees to execute and deliver such agreements as may be reasonably specified by the Drag Along Group to which such Drag Along Group will also be party, including, without limitation, agreements to (i) (1) make individual representations, warranties, covenants and other agreements as to the unencumbered title to its Shares and its power, authority and legal right to transfer such Shares and the absence of any adverse claim with respect to such shares and (2) be liable without limitation as to such representations, warranties, covenants and other agreements and (ii) be liable (whether by purchase price adjustment, indemnity payments or otherwise) in respect of representations, warranties, covenants and agreements in respect of the Company and its subsidiaries; provided, however, that the aggregate amount of liability described in this clause (ii) in connection with any Company Sale shall not exceed the lesser of (A) such Stockholder’s pro rata portion of any such liability, to be determined in accordance with such Stockholder’s portion of the total number of Shares included in such Company Sale or (B) the proceeds to such Stockholder in connection with such Company Sale.

4.     Call by the Company and the Major Stockholders.

4.1           Termination.  Upon the termination of the employment or consultancy of any Management Stockholder by the Company or any of its subsidiaries (a “Call Event”) for any reason, the Company or its designee shall have the right to purchase (the “Call Option”), by delivery of a written notice (the “Call Notice”) to such terminated Management Stockholder no later than ninety (90) days after the date of such Call Event, and such Management Stockholder and such Management Stockholder’s Permitted Transferees (collectively, the “Call Group”) shall be required to sell all (but not less than all) of the Call Securities at a price per share equal to the Call Price (as defined below) of such Call Securities as of the date the Call Notice is delivered; provided that for purposes of determining whether all such Call Securities have been purchased, securities purchased by other Stockholders pursuant to Section 4.1(c) below shall be deemed to have been purchased by the Company.  In the case of Options and shares of restricted stock that have not vested as of the date of termination but that may vest in the future under the terms of the applicable award agreement, the Company or its designee will have a Call Option with respect to such Options (or any shares issued upon exercise of such Options) and shares of restricted stock exercisable pursuant to a Call Notice given within ninety (90) days following the vesting of such Options or shares of restricted stock.

(a)           For purposes of this Section 4.1, the term “Call Price” shall mean:

(i)            in the event of a termination of a Management Stockholder’s employment or consultancy (A) by the Company without Cause, (B) by virtue of death or Disability, (C) upon retirement in accordance with Company policy, or (D) by voluntary termination, the Fair Market Value of such Shares (other than unvested shares of restricted stock, which are addressed in clause (v) below);

(ii)           in the event of a termination of a Management Stockholder’s employment or consultancy by the Company for Cause, (A) the lower of (x) the Investment Price or (y) the Fair Market Value of all Shares issued to such Management Stockholder upon the exercise of Options or pursuant to an award of restricted stock and (B) the Fair Market Value of all other Shares then held by such Management Stockholder;

(iii)          with respect to any vested Options, (A) upon a termination for Cause, zero, as such Options shall automatically expire as set forth in the Option Certificates pursuant to which they were granted and (B) upon any other termination, the difference between (x) the Call Price for the Shares underlying such Options (calculated as if the Shares underlying such Options were outstanding and had been called pursuant to this Section 4.1(a) and therefore calculated in accordance with the procedures set forth in clause (i) above) minus (y) the exercise price of such vested Options; provided, that such difference shall not be less than zero;

(iv)          with respect to any unvested Options, zero, as such options shall automatically expire as set forth in the Option Certificates pursuant to which they were granted; provided that in the case of Options that have not vested as of the date of termination and that may vest in the future pursuant to the terms of the Option Certificate pursuant to which they were granted, the Call Price shall be determined in accordance with this clause (iv) if such Options expire unvested and shall be determined in accordance with clause (iii) if such Options vest prior to their expiration; and

(v)           with respect to any unvested shares of restricted stock, zero; provided that in the case of shares of restricted stock that have not vested as of the date of termination and that may vest in the future pursuant to the terms of the award agreement pursuant to which they were granted, the Call Price shall be determined in accordance with this clause (v) if such shares of restricted stock do not vest within the time period specified in the award agreement and shall be determined in accordance with clause (i) or clause (ii), whichever is applicable, if such shares of restricted stock vest within the time period specified in the award agreement.

(b)           The closing of any purchase of Call Securities by the Company pursuant to Section 4.1(a) shall take place at the principal office of the Company no later than the 60th day after the Call Event.  At such closing, the Company shall deliver to the Call Group consideration (as set forth below) in an amount equal to the aggregate Call Price payable in respect of such Call Securities against delivery of (i) original stock certificates and stock powers duly endorsed in favor of the Company representing the Call Securities, and (ii) an executed agreement, in form reasonably satisfactory to the Company, evidencing the cancellation of any vested Options purchased at such closing. The Company shall pay the Call Price by (i) paying the Call Group in cash subject to clause (ii), (ii) if required to maintain compliance under any loan or credit agreement or promissory note to which the Company or any subsidiary is a party, issuing a subordinated promissory note in a principal amount equal to the portion of the purchase price which is restricted from being paid under such Company Loan Documents to maintain compliance thereunder, which note shall be subordinated on terms satisfactory to the respective lenders and/or purchasers under each such Company Loan Documents who are contractually entitled to such subordination or (iii) a combination of (i) and (ii).  The principal of such note (the “Company Note”) will be due and payable in five equal annual installments, the first such installment becoming due and payable on the first anniversary of the issuance of such note, and interest will accrue thereon at a rate equal to the applicable federal rate on the date of issuance of the Company Note plus 3% and be payable annually in arrears.  Such Company Note may be prepaid by the Company in whole at any time or in part from time to time without premium or penalty and shall be subject to mandatory prepayment from time to time to the extent that any such payment would not cause the Company to be in non-compliance under the Company Loan Documents, and shall otherwise be in the form approved by the Board.  The Company shall not be obligated to make any payment pursuant to this Section 4.1(b) or any payment of principal or interest due under a Company Note if such payment would cause the Company or any Subsidiary to be in violation of applicable law or in default under or otherwise in violation of the terms of, or limited by the ceiling in the availability or credit advances under, any loan, credit or investment agreement or promissory note to which the Company or any Subsidiary is a party (a “Default”).  In the event the Company cannot make the payments of principal and interest due under a Company Note because it is in Default, the Company will undertake to make such payments at such time as the Company is no longer in Default and would not be so in Default (i) by virtue of the delivery of any payments, (ii) by delivery of such Company Note or (iii) by any payment of principal and interest due under such Company Note, as contemplated herein.

(c)           Notwithstanding anything set forth in this Section 4.1 to the contrary, if the Company does not elect to exercise the Call Option or exercises the Call Option with respect to only a portion of the Call Securities, the Board shall delegate the right to exercise the Call Option to the Stockholders, and shall notify the Stockholders of such delegation within 30 days of the Call Event, and the Stockholders shall have the right, but not the obligation, to exercise the Call Option and to acquire such Call Securities at the Call Price and on the same terms and conditions as set forth in Section 4.1(a) which apply to the purchase of Call Securities by the Company, except all payments pursuant to this Section 4.1(c) shall be made in immediately available funds.  The specific number of Call Securities remaining after the Company has exercised the Call Option that each Stockholder shall be entitled to acquire shall equal such Stockholder’s Pro Rata Portion of such Call Securities.  Each such Stockholder shall also be entitled to indicate within 15 days of receiving notice a desire to purchase all or a portion of any available Call Securities above such amount.  Each such Stockholder shall be allocated the maximum amount of Call Securities set forth in such Stockholder’s offer to purchase, unless such allocation would result in the allocation of more Call Securities in the aggregate than are available for purchase by the Stockholders, in which case such Call Securities shall be allocated among the Stockholders pro rata in accordance with each such Stockholders’ Pro Rata Portion; provided, however, that if the foregoing results in any Stockholder being allocated more than the maximum amount of Call Securities specified in such Stockholder’s offer to purchase, such Stockholder will be allocated such maximum amount and the excess will be allocated as provided in this sentence (including this proviso).

(d)           This Section 4 shall terminate automatically ten (10) years from the date of this Agreement.

5.     Stockholder Approval of Equity Incentive Plan

5.1           Stockholder Meeting  The Company shall duly call, give notice of, convene and hold a meeting of stockholders by December 31, 2010 at which, among other things, the Company’s stockholders will be asked to adopt and approve the Plan.

5.2           Voting Agreement.   At  any  meeting  of  the  stockholders  of  the Company, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the stockholders of the Company is sought with respect to the Plan, the JH Stockholders shall (i) appear at each such meeting or otherwise cause all of their voting Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all such Shares in favor of the adoption and approval of the Plan and in favor of any action in furtherance of any of the foregoing.  The JH Stockholders shall not commit or agree to take any action inconsistent with the foregoing.

6.     Miscellaneous.

6.1           Governing Law.  This Agreement shall be governed in all respects by the laws of the State of Delaware without regard to choice of laws or conflict of laws provisions thereof.

6.2           Successors and Assigns.  Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided by this Agreement.

6.3           Entire Agreement.  This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof.  Subject to the provisions of Section 6.10 below, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought, unless otherwise provided.

6.4           Notices, Etc.  All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, return receipt requested, or otherwise delivered by hand or by messenger, addressed (a) if to a Stockholder, at such Stockholder’s address set forth on Exhibit A, or at such other address as such Stockholder shall have furnished to the Company in writing, or (b) if to any other holder of any Shares, at such address as such holder shall have furnished the Company in writing, or, until any such holder so furnishes an address to the Company, then to and at the address of the last holder of such Shares who has so furnished an address to the Company, or (c) if to the Company, at its address set forth on the signature page of this Agreement addressed to the attention of the Corporate Secretary, or at such other address as the Company shall have furnished to the Stockholders.  Unless specifically stated otherwise, if notice is provided by mail, it shall be deemed to be delivered three (3) days after proper deposit in a mailbox, if notice is delivered by overnight courier, it shall be deemed to be delivered the next business day, and if notice is delivered by hand or by messenger, it shall be deemed to be delivered upon actual delivery.

6.5           Delays or Omissions.  No delay or omission to exercise any right, power, or remedy accruing to any Stockholder upon any breach or default of the Company under this Agreement shall impair any such right, power, or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing or as provided in this Agreement.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.6           Dispute Resolution Fees.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs, and disbursements in addition to any other relief to which such party may be entitled.

6.7           Counterparts.  This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile, each of which may be executed by less than all parties, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

6.8           Severability.  If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement and the balance of this Agreement shall be enforceable in accordance with its terms.

6.9           Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.10         Amendment and Waiver.  This Agreement may be amended or terminated and the observance of any term of this Agreement may be waived with respect to all parties to this Agreement (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and a Stockholder or Stockholders holding more than fifty percent (50%) of the issued and outstanding shares of each class of Shares affected by such amendment.  Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereunder may not be waived with respect to any Stockholder without the written consent of such Stockholder, (i) if such amendment, termination or waiver (A) alters the definition of the term “Pro Rata Portion” or “Covered Transfer”, (B) increases the liability of such Stockholder with respect to liabilities or indemnities under Sections 3.1(e) or 3.2(b), or (C) applies or relates to the provisions of Section 4, or (ii) with respect to any other amendment, termination or waiver, such amendment, termination or waiver does not apply to all Stockholders in the same fashion. The Company shall give prompt written notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination or waiver.  Any amendment, termination or waiver effected in accordance with this Section 6.10 shall be binding on all parties hereto, even if they do not execute such consent.  No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

6.11         Rights of Stockholders.  Each party to this Agreement shall have the absolute right to exercise or refrain from exercising any right or rights that such party may have by reason of this Agreement, including, without limitation, the right to consent to the waiver or modification of any obligation under this Agreement, and such party shall not incur any liability to any other party or other holder of any securities of the Company as a result of exercising or refraining from exercising any such right or rights.

6.12         Aggregation of Stock.  All shares of Series B Preferred Stock, Series C Preferred Stock and Common Stock of the Company held or acquired by affiliated entities or persons shall be aggregated for the purpose of determining the availability of any rights under this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

IMAGE ENTERTAINMENT, INC.

By:	/s/ Theodore S. Green
Name: Theodore S. Green
Title: Chairman/CEO

JH PARTNERS EVERGREEN FUND, LP
a Delaware limited partnership

By:		JH Investment Management III, LLC
Its:		General Partner

	By:	/s/ John C. Hansen
		Name:	John C. Hansen
		Its:	Managing Member

JH INVESTMENT PARTNERS III, LP,
a Delaware limited partnership

By:		JH Investment Management, LLC
Its:		General Partner

	By:	/s/ John C. Hansen
		Name:	John C. Hansen
		Its:	Managing Member

SIGNATURE PAGE TO STOCKHOLDERS’ AGREEMENT

JH INVESTMENT PARTNERS GP FUND III, LLC

By:		JH Investment Management, LLC
Its:		Manager

	By:	/s/ John C. Hansen
		Name:	John C. Hansen
		Its:	Managing Member

/s/ Theodore S. Green
Theodore S. Green

/s/ John Avagliano
John Avagliano

PRODUCERS SALES ORGANIZATION

By:	/s/ John Hyde
Name: John Hyde
Its:VP

/s/ Raymond Gagnon
Ray Gagnon

SIGNATURE PAGE TO STOCKHOLDERS’ AGREEMENT

EXHIBIT A

SCHEDULE OF STOCKHOLDERS

Name	Address	Series B Preferred Stock	Series C Preferred Stock	Common Stock
JH Partners Evergreen Fund, LP	451 Jackson Street San Francisco, CA 94112 Fax: (415) 364-0333 Attention: James Williamson	16,779.388	150,024.510	N/A
JH Investment Partners III, LP	451 Jackson Street San Francisco, CA 94112 Fax: (415) 364-0333 Attention: James Williamson	2,001.324	17,893.837	N/A
JH Investment Partners GP Fund III, LLC	451 Jackson Street San Francisco, CA 94112 Fax: (415) 364-0333 Attention: James Williamson	919.288	8,219.353	N/A
Theodore S. Green		1,000.000	8,941.000	N/A
Producers Sales Organization		850.000	7,599.850	N/A
John Avagliano		400.000	3,576.400	N/A
Ray Gagnon		50.000	447.050	N/A

SIGNATURE PAGE TO STOCKHOLDERS’ AGREEMENT